Exhibit 5.1

File No:	41955-0001

September 3, 2021

CurrencyWorks Inc.
3250 Oakland Hills Court
Fairfield, CA 94534
U.S.A.

Dear Sirs/Mesdames:

Re:	CurrencyWorks Inc. - Registration Statement on Form S-8

We have acted as counsel to CurrencyWorks Inc. (the “Company”), a Nevada corporation, in connection with the preparation of a registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, with respect to the registration by the Company of an aggregate of 13,300,000 shares of common stock of the Company, consisting of an aggregate of 325,000 shares of common stock of the Company (the “Issued Form S-8 Shares”) issued pursuant to the Company’s 2017 Equity Incentive Plan (the “Plan”) and an aggregate of 12,975,000 shares of common stock of the Company (the “Unissued Form S-8 Shares”) issuable pursuant to the Plan.

We have examined originals or copies, certified or otherwise identified to our satisfaction of the resolutions of the directors of the Company with respect to the matters herein. We have also examined such statutes and public and corporate records of the Company, and have considered such questions of law as we have deemed relevant and necessary as a basis for the opinion expressed herein. We have, for the purposes of this opinion letter, assumed the genuineness of all signatures examined by us, the authenticity of all documents and records submitted to us as originals and the conformity to all original documents of all documents submitted to us as certified, photostatic or facsimile copies. As to all questions of fact material to this opinion letter which have not been independently established, we have relied upon the statements or a certificate of an officer of the Company.

Based upon the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth herein, we are of the opinion that:

●	the Issued Form S-8 Shares have been duly and validly authorized and issued as fully paid and non-assessable shares of common stock in the capital of the Company; and

●	the Unissued Form S-8 Shares will be, when issued pursuant to the terms of the Plan and any award agreement entered into pursuant to the Plan, duly and validly authorized and issued as fully paid and non-assessable shares of common stock in the capital of the Company.

This opinion letter is opining upon and is limited to the current federal laws of the United States and the laws of the State of Nevada, including the statutory provisions, all applicable provisions of the Nevada constitution and reported judicial decisions interpreting those laws, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or rules and regulations of the Securities and Exchange Commission.

Yours truly,

CLARK WILSON LLP

/s/ Clark Wilson LLP